CAPITOL SERIES TRUST

MANAGER SHAREHOLDER SERVICES AGREEMENT

This Agreement is made as of March 7, 2023 between Capitol Series Trust (the “Trust”), an Ohio business Trust,  with its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio, 45246, on behalf of each series set forth on Schedule A hereto, as amended from time to time (each, a “Fund” and together “the Funds”), and Fuller & Thaler Asset Management, Inc, a California corporation with its principal office and place of business at 411 Borel Avenue, Suite 300, San Mateo, CA 94402  and the investment adviser to each of the series set forth in Schedule A (the “Manager”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust, on behalf of each Fund set forth on Schedule A, has adopted a multiple-class plan pursuant to Rule 18f-3 under the 1940 Act to permit the issuance of Fund shares in different classes (the “Rule 18f-3 Plan”); and

WHEREAS, consistent with the terms of the Rule 18f-3 Plan, the Funds offer shares of beneficial interests in Class A, Investor Class, and Institutional Class, among others; and

WHEREAS, shareholders of each of the Class A, Investor Class and Institutional Class may require certain administrative, recordkeeping, and other shareholder services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds; and

WHEREAS, pursuant to the Rule 18f-3 Plan, the Trust has adopted an Amended and Restated Administrative Services Plan (”Services Plan”) with respect to the Funds which authorizes the Trust, or its agents, to enter into agreements with Service Organizations and/or with the Manager to provide Class A, Investor Class and Institutional Class shareholders of each Fund with certain non-distribution administrative, recordkeeping, and other shareholder services that are in addition to services required by other shareholders, and the provision of such services to shareholders requiring these services may benefit such shareholders and facilitate their ability to invest in the Funds; and

WHEREAS, the Board has determined that there is a reasonable likelihood that the Services Plan will benefit the Funds and their respective shareholders; and

WHEREAS, the Manager has represented to the Board of Trustees of the Trust (the Board) that it is uniquely positioned and qualified to provide necessary personal shareholder services to intermediaries and their representatives who on behalf of their clients invest in the Funds’ Class A, Investor Class, and Institutional Class shares through omnibus and or networked positions, as well as other institutional clients, and that it is neither obligated to provide such services nor compensated for such services under its investment advisory agreement with the Trust with respect to the Funds; and

WHEREAS, the Manager wishes to provide, and the Trust desires that Manager to provide, such shareholders with one or more of the shareholders services described in Schedule B hereto (the “Services”), as such Schedule may be amended from time to time.

NOW, THEREFORE, The Trust and Manager agree as follows:

1. Appointment. The Trust hereby appoints and authorizes Manager, and Manager hereby agrees, to provide any or all of the Services to the Funds and/or shareholders of the Funds, as appropriate.

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2. Services to be Performed.

2.1. Services; Standard of Care. For the duration of this Agreement, Manager agrees to use its reasonable best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the Trust’s Compliance Policies and Procedures and the then-current prospectuses(es) and Statement(s) of Additional Information of the Funds (collectively, “Prospectuses”), to provide one or more of the Services to the Funds and Classes listed in Schedule A. Except as otherwise provided herein, Manager shall not be liable for any costs, expenses, damages, liabilities or claims (including reasonable attorneys’ fees and accountants’ fees) incurred by a Fund, except those costs, expenses, damages, liabilities or claims arising out of Manager’s or Manager’s affiliates own fraud, gross negligence or willful misconduct, or by reason of the reckless disregard by Manager or Manager’s affiliates of the Manager’s obligations and duties hereunder. Under no circumstances shall either party hereto be liable to the other for special, punitive or consequential damages arising under or in connection with this Agreement, even if the party is previously informed of the possibility of such damages.

2.2. Office Space and Equipment; Information and Support to the Trust. Manager shall provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Manager’s business, or any personnel employed by Manager) as may be reasonably necessary or beneficial in order to provide or arrange for the provision of the Services. Manager shall (i) furnish such information to the Trust, the Board of Trustees of the Trust or their designees as they may reasonably request including, without limitation, periodic information regarding the Services provided, and (ii) otherwise cooperate with the Trust, the Board of Trustees and their designees (including, without limitation, any auditors or counsel designated by the Trust or its Trustees) concerning this Agreement and the monies paid or payable by the Trust pursuant hereto, as well as any other reports or filings that may be required by law.

2.3. Compliance with FINRA Rules and Pronouncements. Manager agrees that in providing and receiving compensation for the Services, it will use reasonable best efforts to comply with relevant FINRA Rules and pronouncements related to shareholder servicing fees, including FINRA Rule 2341 and the Regulatory Guidance and Q&A related to that Rule.

2.4. Compliance Policies and Procedures Related to Shareholder Servicing and Related Fees. Manager agrees to modify as necessary its compliance policies and procedures to address the Manager’s provision of shareholder services and the receipt of shareholder servicing fees pursuant to this Agreement, and to incorporate such policies and procedures into the Manager’s compliance program.

2.5. Board Certifications and Reporting. With respect to the shareholder servicing activities encompassed by this Agreement and related fee payments, Manager agrees to certify at each quarterly meeting of the Board of Trustees its compliance with applicable laws and regulations, including the FINRA Rules and Pronouncements specified in section 2.3 above, and with its own related policies and procedures, and report any violations of these requirements. Manager also agrees to provide the Board with such information as the Board may periodically request concerning the services that the Manager provides and the fees that it receives pursuant to this Agreement for the Funds and Classes listed in Schedule A.

3. Fees.

3.1. Fees paid to Manager.  As full compensation to Manager for its performance under this Agreement and the expenses Manager incurs in connection therewith, the Trust shall compensate Manager for the Services it performs with respect to each Class of a Fund in an amount up to the amount set forth in Schedule A with respect to such Class. As specified in Schedule A, the maximum fee payable to the Manager by the Class A, Investor Class or Institutional Class shares of any Fund is 0.03%, and such payment shall not increase the maximum payment that such classes to all servicing organizations under the

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Servicing Plan (.20% of the average daily net assets of each Fund attributable to Investor Shares and Institutional Shares and 0.25% for the Class A shares). Under no circumstances shall the Adviser receive compensation under this Agreement for distribution related activities.

3.2. Calculation and Amount of Fees. The Manager’s fee shall be calculated and accrued daily and paid quarterly in arrears or at such other intervals as Manager and the Trust may agree in writing.

4. Information Pertaining to the Shares. Manager acknowledges that no person is authorized to make any representations concerning the Trust or any Fund except those representations contained in the applicable Fund’s then-current Prospectuses and in such printed information as the Trust or the principal underwriter for the Trust may prepare or approve in writing.

5. Representations of the Parties. Each party to this Agreement represents and warrants to the other that (i) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary action to authorize such execution, delivery and performance; (ii) the person signing this Agreement on its behalf is duly authorized to do so; (iii) it has obtained all authorizations of any governmental body required in connection with this Agreement and such authorizations are in full force and effect; and (iv) the execution, delivery and performance of this Agreement will not violate any law, ordinance, charter, by-law or rule applicable to it or any agreement by which it is bound or by which any of its assets are affected.

6. Compliance with Laws, Rules and Regulations. Manager represents and warrants that it shall comply with all applicable laws, rules and regulations and the provisions of its organizational documents and any and all material contractual obligations in providing the Services.

7. Indemnification.

7.1. Indemnification of the Trust. Manager shall indemnify the Trust against and hold the Trust harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Manager of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Manager, its officers, employees or agents in the performance of the Manager’s duties or obligations under this Agreement; (iii) the reckless disregard by the Manager, its officers, employees, or agents of the Manager’s duties and obligations under this Agreement; or (iv) a finding or determination by a court of law or a regulator of the Funds or their service providers (including without limitation the SEC or FINRA) that payments made to the Adviser pursuant to the Services Plan and this Agreement are not fees for shareholder services but are instead fees for distribution-related services, which are precluded under this agreement.

7.2. Indemnification of Manager. The Trust will indemnify Manager against and hold Manager harmless from all losses, claims, damages, liabilities or expenses (including reasonable fees and disbursements of counsel) arising out of: (i) the material breach by the Trust of any of its obligations under this Agreement; (ii) the willful misfeasance, bad faith, or gross negligence of the Trust, its officers, employees or agents (other than the Manager, to the extent the Manager could be deemed an agent of the Trust) in the performance of the Trust’s duties or obligations under this Agreement; or (iii) the reckless disregard by the Trust, its officers, employees, or agents (other than the Manager, to the extent the Manager could be deemed an agent of the Trust) of the Trust’s duties and obligations under this Agreement.

7.3. Procedure for Indemnification. In any case in which a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be advised of all pertinent facts concerning the situation in question and the indemnified party shall use reasonable care to identify and notify the indemnifying party promptly concerning any situation that presents or appears likely to present a claim for indemnification by the indemnifying party. The indemnifying party shall have the option to defend the indemnified party against any claim which may be the subject of indemnification under this Section 7. In

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the event that the indemnifying party elects to defend against the claim, the defense shall be conducted by counsel chosen by indemnifying party and reasonably satisfactory to the indemnified party. The indemnified party may retain additional counsel at own its expense. Except with the prior written consent of indemnifying party, the indemnified party shall not confess any claim or make any compromise in any case in which indemnifying party is asked to indemnify the indemnified party.

7.4.  Survival of Indemnities. The indemnities granted by the parties in this Section 7 shall survive the termination of this Agreement.

8. Term and Termination. This Agreement shall not take effect with respect to any Class of any Fund until it has been approved by votes of a majority of both: (i) the Trustees and (ii) the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust and have no direct or indirect financial interest in the operation of this Agreement or in any related agreements (“Independent Trustees”). Unless sooner terminated, this Agreement will continue in effect with respect to each Class of each Fund for one year from effectiveness of the Agreement for that Class and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the Trust and (ii) the Independent Trustees. This Agreement may be terminated with respect to a Class of a Fund or a Fund in its entirety, at any time without the payment of any penalty, by: (i) a vote of a majority of the Board of Trustees; (ii) a vote of the majority of the Independent Trustees; (iii) a vote of a majority of the Class’ or Fund’s outstanding voting securities, respectively; or (iv) the Manager on 60 days’ written notice, and shall terminate in its entirety when terminated as to all Classes of all Funds. The termination of this Agreement with respect to one Class or Fund shall not result in the termination of this Agreement with respect to any other Class or Fund. This Agreement shall also terminate automatically in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities”, “interested persons” and “assignment” shall have the same meanings as ascribed to such terms in the 1940 Act.) The parties hereto shall update Schedule A hereto from time to time as necessary to reflect changes in the Classes and Funds to which this Agreement applies.

9. Privacy. Manager acknowledges and agrees on behalf of itself and its officers, employees and agents that it may receive from shareholders or the Trust non-public personal information, or access to non-public personal information, about shareholders who are “customers” or “consumers” as such terms are defined under Regulation S-P (collectively, “Shareholder Information”). All information, including Shareholder Information, obtained in the course of providing the Services pursuant to this Agreement shall be considered confidential information. Manager shall not disclose such confidential information to any other person or entity or use such confidential information other than to carry out the purposes of this Agreement. Manager further agrees to safeguard and maintain the confidentiality and security of Shareholder Information which is obtained pursuant to this Agreement. Without limiting the foregoing, the Trust hereby agrees that Manager, its officers, employees or agents may provide confidential information, including Shareholder Information, to any of its affiliates, agents, advisers, service providers or subcontractors engaged by Manager, to extent that such party needs to know such information in connection with performance by the Manager of its duties and obligations under the terms of this Agreement.”

10. Changes; Amendments. This Agreement may be amended only by the mutual written consent of the parties hereto.

11. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered, mailed or e-mailed to the Manager at 411 Borel Avenue, Suite 300, San Mateo, CA 94402, operations@fullerthaler.com, or to the Trust, as appropriate, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio, 45246

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12. Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Ohio applicable to agreements fully executed and to be performed therein, without regard to its conflict of law provisions.

13. Limitation on Liability. The obligations of the Trust (or the Funds or Classes thereof) entered into in the name or on behalf thereof by any Trustee, representative or agent of the Trust (or particular Fund or Class thereof) are made not individually, but in such capacities, and are not binding upon any Trustee, shareholder, representative or agent of the Trust (or particular Fund or Class thereof) personally, but bind only the assets of the Trust (or particular Fund or Class thereof), and all persons dealing with any Fund and/or Class of the Trust must look solely to the assets of the Trust belonging to such Fund and/or Class for the enforcement of any claims against the Trust (or particular Fund or Class thereof).

14. Complete Agreement. This Agreement, including the Schedules hereto, contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

16. Severability. If any provision of this Agreement shall be held invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

Capitol Series Trust

By:	/s/ Matthew Miller
Name:	Matthew Miller
Title:	President

Fuller & Thaler Asset Management, Inc,

By:	/s/ Edward Stubbins
Name:	Edward Stubbins
Title:	Partner

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SCHEDULE A

TO

SHAREHOLDER SERVICES AGREEMENT

Fund	Class	Maximum Fee Payable Under the Plan	Maximum Fee Payable to Manager Under the Plan
Fuller & Thaler Behavioral Small-Cap Equity Fund	A Shares	0.25%	0.03%
	Investor Shares	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Small-Cap Growth Fund	A Shares	0.25%	0.03%
	Investor Shares	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Mid-Cap Value Fund	A Shares	0.25%	0.03%
	Investor Shares	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Unconstrained Equity Fund	A Shares	0.25%	0.03%
	Investor Shares*	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Small-Mid Core Equity Fund	A Shares	0.25%	0.03%
	Investor Shares*	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Micro-Cap Equity Fund	A Shares*	0.25%	0.03%
	Investor Shares*	0.20%	0.03%
	Institutional Shares	0.20%	0.03%

Fuller & Thaler Behavioral Mid-Cap Equity Fund	A Shares*	0.25%	0.03%
	Institutional Shares*	0.20%	0.03%

* Shares listed above denoted with [*] will be registered and offered for sale at a later date.

Effective March 7, 2023

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SCHEDULE B

TO SHAREHOLDER SERVICES AGREEMENT

LIST OF SHAREHOLDER SERVICES

The Services comprise:

1.	meeting regularly, both in person and electronically, with intermediaries and their representatives who on behalf of their clients invest in the Funds’ Class A, Investor Class and Institutional Class through omnibus and or networked positions, as well as other institutional clients, to provide them with information
2.	providing support and related services to financial intermediaries in order to facilitate their processing and fulfillment of orders and communications with shareholders
3.	providing quarterly, semi-annual, and annual updates to intermediaries;
4.	orchestrating periodic educational meetings with new and current intermediary team members concerning the Funds to enable them to provide more knowledgeable servicing of shareholders and promote long-term investment in the Funds
5.	communicating and working with intermediaries on matters and issues that may affect their underlying investors, such as the soft closings of a particular Fund, and working with such intermediaries to orchestrate such closure in the manner that is not disadvantageous to current shareholders;
6.	interfacing with custodians to structure limited offering mechanics
7.	answering financial advisor and intermediary inquiries (through electronic and other means) regarding fund status related to the limited offering
8.	working with intermediaries and the Funds’ administrator to craft prospectus disclosure that will enable the intermediary and its underlying shareholders to invest in the Funds through the intermediary’s platform
9.	providing performance updates driven by unusual performance;
10.	regular email updates for intermediaries on matters relating to the Funds;
11.	periodic phone updates for intermediaries – quarterly, semi-annual, annual
12.	periodic due diligence meetings with intermediaries at their request
13.	responding to Intermediary quarterly and annual due diligence questionnaires;
14.	directing intermediaries to and/or passing along communications from the Trust to intermediaries, including corporate actions, dividend and tax notices, and updated Prospectuses and Statements of Additional Information as requested
15.	performing shareholder liaison services
16.	responding to customer inquiries
17.	providing information on customer investments

In no event will any portion of the fee provided for herein be paid for services or elements of services that would be deemed to be primarily intended to result in the sale of Fund shares for purposes of Rule 12b-1 of the 1940 Act.

Effective March 7, 2023

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